Exhibit 99.1

News Release

Babcock & Wilcox Announces AI Data Center Project and Reports Third Quarter 2025 Results

•	Signed limited notice to proceed for a more than $1.5 billion contract with Applied Digital to deliver and install one gigawatt of efficient energy for AI Data Center project
•	Strategic partnership announced with private equity fund, Denham Capital, to convert coal plants to natural gas to power AI Data Centers across North America and Europe
•	B&W AI Data Center pipeline reaches over $3.0 billion; total global pipeline now exceeds $10.0 billion
•	Operating income in the third quarter of $6.5 million, a 315% increase compared to the same period of 2024, ahead of street expectations
•	Adjusted EBITDA from Continuing Operations in the third quarter of $12.6 million, a 59% increase compared to the same period of 2024, ahead of street expectations
•	Paid down $70.0 million of bonds due February 2026 on October 2, 2025, and expect remaining outstanding February 2026 bonds to be paid down in December 2025
•	Backlog of $393.5 million which is 56% higher than the third quarter of 2024, while Global Parts and Services achieved highest third quarter revenue and Gross Profit results in recent company history
•	Introducing full year 2026 Adjusted EBITDA target range of $70.0 million to $85.0 million from core business, which is approximately 80% year over year growth and does not include any consideration from B&W's newest AI Data Center project

Q3 2025 Continuing Operations Financial Highlights

–	Revenue of $149.0 million, compared to revenue of $152.6 million in the third quarter of 2024
–	Global Parts & Services revenue of $68.4 million, compared to Global Parts & Services revenue of $61.7 million in the third quarter of 2024
–	Net loss from continuing operations of $2.3 million, compared to a net loss of $7.9 million in the third quarter of 2024
–	Loss per share from continuing operations of $0.06, compared to a loss per share of $0.13 in the third quarter of 2024
–	Adjusted EBITDA of $12.6 million from continuing operations, compared to adjusted EBITDA of $8.0 million in the third quarter of 2024. Adjusted EBITDA of $14.0 million, excluding BrightLoop™ and ClimateBright™ expenses, compared to $10.7 million in the third quarter of 2024
–	Continuing Operations Backlog of $393.5 million in the third quarter, a 56% increase compared to the same period of 2024

(AKRON, Ohio – November 4, 2025) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced it plans to leverage its reliable, readily available and proven natural gas technologies to help meet the growing power demands of artificial intelligence data centers, as it works to capitalize on a more than $3 billion pipeline of opportunities in this expanding market. In alignment with this strategy the Company has announced it has signed a limited notice to proceed with Applied Digital (NASDAQ: APLD) to begin work for the delivery and installation of natural gas technology that will provide one gigawatt of efficient energy for an AI Data Center project. Full release for the estimated $1.5 billion contract is expected in the first quarter of 2026.

“This initial project with Applied Digital represents an exciting and transformational opportunity to broaden B&W’s customer base as the Company expands into the rapidly evolving AI Data Center space,” said Kenneth Young, B&W Chairman and Chief Executive Officer. “The impact from this deal on B&W is profound, adding over $3 billion to our pipeline which brings our total global pipeline to over $10 billion. It also marks a natural next step for our Company, which has been a global leader in designing and deploying reliable and efficient steam generation systems for nearly 160 years. Our customers know they can count on us to deliver robust energy solutions that provide them with dependable, available and long-term power for their operations. These aspects make our technology offerings highly compelling for customers and differentiates us from other energy source options in today’s market.”

"For the third quarter, we delivered strong operating results while displaying continued core business momentum and significant margin improvement," Young said. “Adjusted EBITDA and Operating Income significantly outperformed Company and consensus expectations this quarter. Our growing backlog, which was 56% higher compared to the same period last year, benefited from increasing demand across Thermal projects, upgrades and construction, as baseload generation needs in North America continue to accelerate. Our core parts, services and construction businesses continued to excel in the third quarter, and we anticipate further seasonal strength through the fourth quarter of 2025 with tailwinds from rising global energy needs fueling demand for our offerings. During the third quarter, our Global Parts & Services achieved the highest quarterly and year-to-date bookings, revenue, gross profit and EBITDA in recent company history. In addition, we paid down over $70 million of bonds due February 2026, and plan to continue to buy back remaining bonds in December as announced today."

"We believe B&W is in a unique position to capitalize on the growing demand for baseload generation in North America and across the world. The increasing need for power and electricity fueled by demand from artificial intelligence, data centers and expanding economies are key drivers for growth across our broad range of technologies. Based on this momentum, we anticipate 2026 Adjusted EBITDA from our core business in the range of $70 million to $85 million, showing significant sequential growth over 2025. This range does not include any AI Data Center projects, which, when contracted, would serve as upside to this forecast. B&W’s recent data center project with Applied Digital demonstrates the core strengths of our Company, including our ability to provide reliable and efficient power generation solutions to our customers, and our extensive engineering, construction and project management experience. We remain optimistic about the significant upside across our business through the remainder of 2025 and into 2026 due to expected increases in parts and services revenue, as well as known data center projects in our pipeline. We believe this extended demand for our technology and services continues to position us for sustained success and provides B&W with a strong outlook moving forward."

“This quarter, we completed the previously announced sale of Diamond Power International for gross proceeds of $177 million and we just completed the sale of Allen-Sherman-Hoff (ASH) for gross proceeds of $29 million. Both of these sales further improve our balance sheet and reinforce the value of our underlying assets as we re-capitalize our businesses going forward," Young added. "The proceeds of the Diamond and ASH sales allow us to continue to pay down our existing debt obligations. We remain intently focused on our strategic vision and continue to explore the sale of other non-strategic assets, as well as potential refinancing options to reduce our current and long-term debt obligations. Additionally, during the quarter we entered a strategic partnership with Denham Capital to help convert existing coal plants to natural gas to power data centers in the U.S. and Europe. Through this partnership, B&W will work to convert coal plants to cleaner energy solutions, such as natural gas, while scaling electrical generation capacity for further AI and data center growth. This leaves B&W well-positioned to support the power demand from data centers and global AI growth now and in the future.”

"We are seeing strong global demand for our diverse portfolio of technologies and as a result of recent data center opportunities, our global pipeline has increased to over $10.0 billion. We continue to make progress on converting this pipeline of identified project opportunities into bookings, as displayed by our strong base business and backlog results this quarter. We expect industry tailwinds and generation demand to continue to increase in the coming years, and we believe these tailwinds, coupled with our higher margins and improved cash flows, provide a strong foundation for B&W to grow in the remainder of 2025 and beyond."

Q3 2025 Continuing Operations Financial Summary

Revenues in the third quarter of 2025 were $149.0 million versus revenues of $152.6 million in the third quarter of 2024. This change is primarily driven by lower large project volume of $20.6 million, larger projects being completed last year as well as the timing of anticipated bookings slipping later into 2025. Global Parts & Service revenue in the third quarter of 2025 was $68.4 million compared to revenue of $61.7 million in the third quarter of 2024. This improvement is primarily due to the increasing need for electricity from fossil fuels driven by the demand from artificial intelligence, data centers and expanding economies. Operating income in the third quarter of 2025 was $6.5 million, compared to operating income of $1.6 million in the third quarter of 2024. The increase is primarily driven by reduced corporate overhead costs. Loss from continuing operations in the third quarter of 2025 was $2.3 million, compared to a loss of $7.9 million in the third quarter of 2024, driven by the improvement in the operating income results noted above. Loss per common share in the third quarter of 2025 was $0.06 compared to a loss per common share of $0.13 in the third quarter of 2024. Adjusted EBITDA was $12.6 million, an increase compared to $8.0 million in the third quarter of 2024. Reconciliations of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Liquidity and Balance Sheet

At September 30, 2025, the Company had total debt of $416.4 million and a cash, cash equivalents and restricted cash balance of $201.1 million. B&W paid down $70 million of bonds due February 2026 on October 2, 2025, and expects remaining outstanding February 2026 bonds to be paid down fully in December 2025.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, November 10, 2025 at 5 p.m. ET to discuss the Company's third quarter 2025 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 013844. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. In addition, the Company presents the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoop and ClimateBright. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses Adjusted EBITDA excluding BrightLoop and ClimateBright to assess the Company's performance independent of these technologies.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies. Implied backlog and implied bookings include projects awarded or under contract but not fully released for performance.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Pipeline

Pipeline represents our uncontracted, potential revenue, which has a reasonable likelihood of contract execution. Pipeline is an internal metric monitored by management to understand the anticipated growth of our Company and our estimated future revenue.

We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, changing interest rates and foreign exchange rate volatility, current and potential tariff actions and geopolitical conflicts and global shipping and supply chain disruptions that continued to have an impact during the first nine months of 2025. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. These forward-looking statements include, without limitation, statements regarding expected demand, our pipeline, technology, and opportunities. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management's current expectations and involve a number of risks and uncertainties, including, but not limited to: that our financial condition raises substantial doubt as to our ability to continue as a going concern and potential reactions thereto; our amendments and waivers to our Debt Facilities; our need for additional financing to continue as a going concern; our ability to improve our financial position or to obtain additional capital or refinance any of our debt in the future on commercially reasonable terms or at all; our ability to maintain adequate bonding and letter of credit capacity; risks associated with contractual pricing in our industry; our relationships with customers, subcontractors and other third parties; our ability to comply with our contractual obligations; disruptions at our manufacturing facilities or a third-party manufacturing facility that we have engaged; the actions or failures of our co-venturers; our ability to implement our growth strategy, including through strategic acquisitions, which we may not successfully consummate or integrate; our evaluation of strategic alternatives for certain businesses and non-core assets, which may not result in a successful transaction; the risks of unexpected adjustments and cancellations in our backlog; risks associated with our new and projected data center projects; professional liability, product liability, warranty and other claims; our ability to compete successfully against current and future competitors; our ability to develop and successfully market new products; the impacts of macroeconomic downturns, industry conditions and public health crises; the cyclical nature of the industries in which we operate; changes in the legislative and regulatory environment in which we operate; supply chain issues, including shortages of adequate components; failure to properly estimate customer demand; our ability to comply with the covenants in our debt agreements; impairment of goodwill or other indefinite-lived intangible assets; credit risk; disruptions in, or failures of, our information systems; our ability to comply with privacy and information security laws; our ability to protect our intellectual property and use the intellectual property that we license from third parties; risks related to our international operations, including fluctuations in the value of foreign currencies, current and future changes to global tariffs, sanctions and export controls that could harm our profitability; volatility in the price of our common stock; B. Riley's significant influence over us; changes in tax rates or tax law; our ability to use net operating loss and certain tax credits; our ability to maintain effective internal control over financial reporting; our ability to attract and retain skilled personnel and senior management; labor problems, including negotiations with labor unions and possible work stoppages; risks associated with our retirement benefit plans; natural disasters or other events beyond our control, such as war, armed conflicts or terrorist attacks; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our Annual Report and Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

About B&W Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Cameron Frymyer, Chief Financial Officer	Ryan Cornell, Public Relations Lead
Babcock & Wilcox Enterprises, Inc.	Babcock & Wilcox Enterprises, Inc.
330.860.6176 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Operations(1)

(In millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$149.0	$152.6	$448.9	$444.9
Costs and expenses:
Cost of operations	111.9	116.5	337.9	345.6
Selling, general and administrative expenses	29.8	33.3	92.8	98.5
Research and development costs	0.3	1.2	1.6	2.8
Impairment on long-lived assets	—	—	1.0	—
Loss on asset disposals, net	0.6	—	0.7	—
Total costs and expenses	142.5	151.1	434.0	446.8
Operating income (loss)	6.5	1.6	14.9	(1.9)
Other income (expense):
Interest expense	(8.5)	(10.1)	(30.5)	(34.0)
Interest income	0.4	0.2	1.1	0.5
Gain (loss) on debt extinguishment	1.7	(0.7)	1.7	(6.8)
Benefit plans, net	(0.8)	0.1	(2.3)	0.2
Foreign exchange	(0.5)	1.2	0.4	2.2
Other expense, net	(0.2)	(0.7)	(0.8)	(1.1)
Total other expense, net	(7.8)	(10.0)	(30.4)	(39.0)
Loss before income tax expense	(1.3)	(8.4)	(15.5)	(40.9)
Income tax expense (benefit)	1.0	(0.5)	6.9	2.6
Loss from continuing operations	(2.3)	(7.9)	(22.4)	(43.6)
Income (loss) from discontinued operations, net of tax	37.4	2.6	(23.0)	46.8
Net income (loss) attributable to stockholders	35.1	(5.3)	(45.4)	3.2
Less: Dividend on Series A preferred stock	3.7	3.7	11.1	11.1
Net income (loss) attributable to stockholders of common stock	$31.4	$(9.0)	$(56.6)	$(7.9)

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.06)	$(0.13)	$(0.34)	$(0.60)
Discontinued operations	0.36	0.03	(0.23)	0.51
Basic and diluted earnings (loss) per share	$0.30	$(0.10)	$(0.57)	$(0.09)

Shares used in the computation of earnings (loss) per share:
Basic and diluted	103.0	92.3	99.9	90.9

(1) Figures may not be clerically accurate due to rounding

Exhibit 2

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Balance Sheets(1)

(In millions)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$24.4	$23.4
Current restricted cash	165.5	94.2
Accounts receivable – trade, net	101.7	94.5
Contracts in progress	70.8	79.4
Inventories, net	64.6	64.8
Other current assets	26.8	23.6
Current assets held for sale	26.1	172.7
Total current assets	479.7	552.5
Net property, plant and equipment, and finance leases	66.6	60.9
Goodwill	52.6	51.4
Intangible assets, net	16.8	18.7
Right-of-use assets	17.9	16.9
Long-term restricted cash	10.3	10.0
Deferred tax assets	0.1	—
Other assets	13.8	16.5
Total assets	$657.9	$727.0
Accounts payable	$75.6	$92.1
Accrued employee benefits	5.9	3.8
Advance billings on contracts	79.4	57.8
Accrued warranty expense	2.6	2.7
Financing lease liabilities	1.8	1.6
Operating lease liabilities	3.4	3.2
Other accrued liabilities	29.3	28.7
Current senior notes	98.2	—
Current borrowings	70.3	125.1
Current liabilities held for sale	34.4	91.5
Total current liabilities	401.0	406.7
Senior notes, net of current portion	89.8	340.2
Senior Notes due 2030	144.6	—
Borrowings, net of current portion	13.5	8.6
Pension and other postretirement benefit liabilities	179.0	192.7
Finance lease liabilities, net of current portion	27.2	28.5
Operating lease liabilities, net of current portion	14.7	13.8
Deferred tax liability	10.5	9.8
Other noncurrent liabilities	9.8	10.0
Total liabilities	890.1	1,010.2

Stockholders' deficit:
Preferred stock	0.1	0.1
Common stock	5.4	5.2
Capital in excess of par value	1,593.4	1,558.8
Treasury stock at cost	(115.9)	(115.5)
Accumulated deficit	(1,702.3)	(1,645.7)
Accumulated other comprehensive loss	(12.9)	(86.7)
Stockholders' deficit attributable to shareholders	(232.2)	(283.8)
Non-controlling interest	—	0.6
Total stockholders' deficit	(232.2)	(283.2)
Total liabilities and stockholders' deficit	$657.9	$727.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Nine Months Ended September 30,
	2025	2024
Operating Activities:
Net loss from continuing operations	$(22.4)	$(43.6)
Net (loss) income from discontinued operations	(23.0)	46.8
Net (loss) income	(45.4)	3.2
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization of long-lived assets	7.8	13.7
Impairment of long-lived assets	9.9	5.8
Amortization of deferred financing costs and debt discount	1.5	3.7
Amortization of guaranty fee	0.1	2.1
Non-cash operating lease expense	5.2	5.2
(Gain) loss on debt extinguishment	(1.7)	6.8
Gain on sale of business	(17.3)	(40.1)
Loss on asset disposals	0.9	0.4
Benefit from deferred income taxes	(0.5)	(6.5)
Prior service cost amortization for pension and postretirement plans	0.4	0.7
Stock-based compensation	2.2	3.8
Foreign exchange	(5.7)	(1.4)
Unrealized loss on securities	2.2	—
Bad dept expense	—	(1.0)
Accounts receivable - trade, net	(6.3)	(14.2)
Contracts in progress	11.9	(30.4)
Other current and noncurrent assets	(8.2)	(12.0)
Advance billings on contracts	16.6	(20.7)
Inventories, net	(6.1)	(3.4)
Income taxes	(0.1)	2.7
Accounts payable	(33.2)	5.1
Accrued and other current liabilities	12.8	(5.8)
Accrued contract loss	(4.5)	(6.0)
Pension liabilities, accrued postretirement benefits and employee benefits	(6.8)	(7.6)
Other, net	(1.4)	(0.4)
Net cash used in operating activities	(65.9)	(96.2)

Investing Activities:
Purchase of property, plant and equipment	(12.6)	(10.1)
Proceeds from sale of business and assets, net	187.5	87.6
Purchases of securities	(5.6)	(4.5)
Sales and maturities of securities	3.2	5.0
Net cash provided by investing activities	172.4	78.0

Financing Activities:
Borrowings on loan payable	75.4	184.8
Repayments on loan payable	(126.8)	(91.1)
Issuance of Senior Notes due 2030	5.4	—
Buyback of Senior Notes due 2026	(6.3)	—
Finance lease payments	(1.2)	(1.0)
Payment of holdback funds from acquisition	—	(3.0)
Payment of preferred stock dividends	(11.1)	(14.9)
Shares of common stock returned to treasury stock	(0.4)	(0.3)
Issuance of common stock, net	32.5	2.0
Payment of non-controlling interest dividends	(0.1)	—
Debt issuance costs	(4.4)	(5.6)
Other, net	(0.3)	(0.2)
Net cash (used in) provided by financing activities	(37.4)	70.8
Effects of exchange rate changes on cash	0.9	4.0
Net increase in cash, cash equivalents and restricted cash	70.0	56.6
Cash, cash equivalents and restricted cash at beginning of period	131.1	71.4
Cash, cash equivalents and restricted cash at end of period	$201.1	$127.9

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4

Babcock & Wilcox Enterprises, Inc.

Segment Information (1)

(In millions)

SEGMENT RESULTS	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES:
Babcock & Wilcox Thermal	$118.3	$109.4	$345.8	$312.3
Babcock & Wilcox Renewable	15.2	9.5	48.4	40.1
Babcock & Wilcox Environmental	15.5	33.7	54.6	92.6
Eliminations	—	—	—	(0.1)
	$149.0	$152.6	$448.9	$444.9

ADJUSTED EBITDA:
Babcock & Wilcox Thermal	$15.2	$13.4	$40.2	$31.9
Babcock & Wilcox Renewable	0.7	(0.3)	1.4	(0.4)
Babcock & Wilcox Environmental	2.8	0.6	6.9	2.9
Corporate	(6.0)	(5.7)	(14.6)	(15.6)
	$12.6	$8.0	$33.9	$18.7

AMORTIZATION EXPENSE:
Babcock & Wilcox Thermal	$1.1	$1.1	$3.2	$3.2
Babcock & Wilcox Renewable	0.1	0.1	0.2	0.2
Babcock & Wilcox Environmental	0.1	0.1	0.3	0.4
	$1.2	$1.3	$3.7	$3.9

DEPRECIATION EXPENSE:
Babcock & Wilcox Thermal	$1.5	$1.1	$3.3	$3.6
Babcock & Wilcox Renewable	0.1	0.1	0.2	0.4
Babcock & Wilcox Environmental	0.1	0.3	0.2	0.9
	$1.7	$1.5	$3.6	$4.9

BOOKINGS AND BACKLOG	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
BOOKINGS:
Babcock & Wilcox Thermal	$96	$89	$266	$269
Babcock & Wilcox Renewable	11	19	51	67
Babcock & Wilcox Environmental	23	12	51	49
Other/Eliminations	—	—	(2)	(3)
	$130	$120	$366	$382

	September 30,
BACKLOG:	2025	2024
Babcock & Wilcox Thermal	$334	$169
Babcock & Wilcox Renewable	27	25
Babcock & Wilcox Environmental	30	45
Other/Eliminations	3	12
	$394	$252

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5

Babcock & Wilcox Enterprises, Inc.

Segment Disaggregation of Revenue (1)

(In millions)

SEGMENT RESULTS	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES:
B&W Thermal segment
Parts	$55.7	$52.9	$155.2	$127.9
Projects	37.6	26.3	90.9	81.0
Construction	25.0	30.2	99.7	103.5
	$118.3	$109.4	$345.8	$312.3

B&W Renewable segment
Parts	$4.9	$3.3	$16.0	$13.9
Projects	4.5	2.9	16.3	14.4
Construction	5.8	3.3	16.1	11.8
	$15.2	$9.5	$48.4	$40.1

B&W Environmental segment
Parts	$7.9	$5.5	$29.1	$25.0
Projects	7.6	28.3	25.5	67.6
	$15.5	$33.7	$54.6	$92.6
Elimination of intersegment revenues	—	—	—	(0.1)
Total Revenue	$149.0	$152.6	$448.9	$444.9

Total Parts	$68.5	$61.7	$200.3	$166.8
Total Projects	$49.7	$57.5	$132.7	$163.0
Total Construction	$30.8	$33.5	$115.8	$115.3

(1) Figures may not be clerically accurate due to rounding.

Exhibit 6

Babcock & Wilcox Enterprises, Inc.

Reconciliation of Adjusted EBITDA (1)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Loss from continuing operations	$(2.3)	$(7.9)	$(22.4)	$(43.6)
Interest expense	8.1	9.9	29.4	33.6
Income tax expense	1.0	(0.5)	6.9	2.6
Depreciation & amortization	2.9	2.8	7.3	8.8
EBITDA	9.7	4.3	21.2	1.4
Impairment on long-lived assets	—	—	1.0	—
Benefit plans, net	0.8	(0.1)	2.3	(0.2)
Loss on asset disposals, net	0.6	—	0.7	—
Stock compensation	0.7	0.9	2.3	3.6
Restructuring activities	—	0.1	0.1	1.1
Settlements and related legal costs (recoveries)	0.3	(0.1)	0.9	3.2
(Gain) loss on debt extinguishment	(1.7)	0.7	(1.7)	6.8
Foreign exchange	0.5	(1.2)	(0.4)	(2.2)
Financial advisory services	1.6	2.5	6.8	2.9
Other - net	0.2	0.8	0.8	2.0
Adjusted EBITDA	$12.6	$8.0	$33.9	$18.7
BrightLoopTM and ClimateBrightTM expenses	1.4	2.7	4.9	6.9
Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses	$14.0	$10.7	$38.8	$25.6

(1) Figures may not be clerically accurate due to rounding.